UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) December 23, 2005

                  Brooklyn Cheesecake & Desserts Company, Inc.
               (Exact name of Company as specified in its charter)


          New York                       1-13984                    13-382215
(State or Other Jurisdiction)     (Commission File Number)      (I.R.S. Employer
    of Incorporation)                                            Identification)


                     20 Passaic Avenue, Fairfield, NJ 07004

               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (973) 808-9292
                                                           --------------


                                       N/A
                                       ---

          (Former name or former address, if changed since last report)

|_| Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 8.01 Other Events

Effective December 23, 2005, the Company entered into a nonbinding letter of intent with its Chairman, Chief Executive Officer and President Ronald Schutte whereby the Company would exchange all the assets of its operating subsidiary JM Specialties, Inc. for the assumption of up to $1.3 million in liabilities of the Company by an entity established by Mr. Schutte.

The Company has previously disclosed a series of loan transactions with Mr. Schutte whereby loans were made to the Company for working capital. The Company currently has outstanding liabilities of approximately $1.7 million due to creditors including the loans due Mr. Schutte. Under the terms of the proposed asset exchange, the Company would satisfy all of its creditors except for Mr. Schutte who would remain as the Company's sole creditor with an amount due of approximately $400,000.

The proposed asset exchange is subject to the Company and Mr. Schutte entering into a definitive agreement which would be subject to shareholder and creditor approval. Mr. Schutte intends to remain in his current positions as Chairman of the Board and as an executive officer of the Company pending the proposed transaction but has recused himself from all discussions related to the proposed asset exchange transaction.

Upon closing of the asset exchange transaction the Company would have no business operations, and would be what is commonly referred to as a "shell company" and would be available to effectuate a reverse merger with an operating company.





                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   January 11, 2006
                             Brooklyn Cheesecake & Deserts Company, Inc.
                             (Registrant)

                             /s/ Anthony Merante
                             Anthony Merante
                             Chief Financial Officer